EXHIBIT 99.3

Ashland Inc.

Offer to Exchange up to $600,000,000 3.000% Senior Notes due 2016 for a Like Principal Amount of 3.000% Senior Notes due 2016 which have been registered under the Securities Act of 1933 (the “2016 Notes Exchange Offer”);

Offer to Exchange up to $700,000,000 3.875% Senior Notes due 2018 for a Like Principal Amount of 3.875% Senior Notes due 2018 which have been registered under the Securities Act of 1933 (the “2018 Notes Exchange Offer”);

Offer to Exchange up to $1,125,000,000 4.750% Senior Notes due 2022 for a Like Principal Amount of 4.750% Senior Notes due 2022 which have been registered under the Securities Act of 1933 (the “2022 Notes Exchange Offer”); and

Offer to Exchange up to $375,000,000 6.875% Senior Notes due 2043 for a Like Principal Amount of 6.875% Senior Notes due 2043 which have been registered under the Securities Act of 1933 (the “2043 Notes Exchange Offer” and, together with the 2016 Notes Exchange Offer, the 2018 Notes Exchange Offer and the 2022 Notes Exchange Offer, the “exchange offers” and each an “exchange offer”).

Pursuant to the Prospectus, dated                 , 2013

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Ashland Inc., a Kentucky corporation (the “Company”), hereby offers to exchange, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2013 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), $600,000,000 aggregate principal amount of its outstanding, unregistered 3.000% Senior Notes due 2016 (the “Original 2016 Notes”) for an equivalent amount of registered 3.000% Senior Notes due 2016 (the “Exchange 2016 Notes”), $700,000,000 aggregate principal amount of its outstanding, unregistered 3.875% Senior Notes due 2018 (the “Original 2018 Notes”) for an equivalent amount of registered 3.875% Senior Notes due 2018 (the “Exchange 2018 Notes”), $1,125,000,000 aggregate principal amount of its outstanding, unregistered 4.750% Senior Notes due 2022 (the “Original 2022 Notes”) for an equivalent amount of registered 4.750% Senior Notes due 2022 (the “Exchange 2022 Notes”) and $375,000,000 aggregate principal amount of its outstanding, unregistered 6.875% Senior Notes due 2043 (the “Original 2043 Notes” and, together with the Original 2016 Notes, the Original 2018 Notes and the Original 2022 Notes, the “Original Notes” and each an “Original Note”) for an equivalent amount of registered 6.875% Senior Notes due 2043 (the “Exchange 2043 Notes” and, together with the Exchange 2016 Notes, the Exchange 2018 Notes and the Exchange 2022 Notes, the “Exchange Notes” and each an “Exchange Note”), each upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Original Notes and the Exchange Notes are sometimes referred to in this letter together as the “Notes.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Prospectus.

The exchange offers are intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of August 7, 2012, between Ashland Inc. and Citigroup Global Markets Inc., as representative of the several Initial Purchasers, and in the Registration Rights Agreement dated as of February 26, 2013, between Ashland Inc. and Citigroup Global Markets Inc., as representative of the initial purchasers, each relating to the Original 2022 Notes, the Registration Rights Agreement dated as of February 26, 2013, between Ashland Inc. and Citigroup Global Markets Inc., as representative of the initial purchasers, relating to the Original 2016 Notes, the Original 2018 Notes and the Original 2043 Notes, and the Registration

Rights Agreement dated as of March 14, 2013, between Ashland Inc. and Citigroup Global Markets Inc., relating to the Original 2043 Notes. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933 and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes.

Please contact your clients for whom you hold Original Notes regarding the exchange offers. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, the following documents are enclosed:

1.	Prospectus dated , 2013;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offers; and

4.	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included with the Letter of Transmittal).

Your prompt action is requested. The exchange offers will expire at 5:00 p.m., New York City time, on                 , 2013, subject to the Company’s right to extend the expiration date for any exchange offer (such date and time, the “Expiration Date”). Any Original Notes tendered pursuant to the exchange offers may be withdrawn at any time prior to the Expiration Date.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and related documents to the beneficial owners of the Original Notes held by them as nominee or in a fiduciary capacity. The Company has not retained any dealer-manager in connection with the exchange offers and will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers.

To participate in the exchange offers, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal or an Agent’s Message (as defined in the Letter of Transmittal) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent’s account at The Depository Trust Company) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any inquiries you may have with respect to the exchange offers or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Ashland Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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